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Exhibit 10.4

          Summary of the Brokerage Bonus Plan under which one of the executive officers of the Parent Company is eligible to receive a bonus each year.
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1994 BROKERAGE BONUS PLAN

The following is a summary of the Brokerage Bonus Plan for 1994:

A.  The bonus plan covers the Vice President-Brokerage Services.

B. The Vice President-Brokerage Services may earn up to a maximum of 40.0% of base compensation.

C. The bonus amount is earned ratably based on a tiered achievement scale relating to pre-tax operating earnings of the brokerage operation.

D.  The tiered achievement scale is negotiated between the Vice
    President-Brokerage Services and the Chairman of the Board.
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